Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2020, accompanying the consolidated financial statements included in the Annual Report of Abeona Therapeutics Inc. and Subsidiaries on Form 10-K as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019. We have also issued our report dated March 16, 2020, relating to the effectiveness of internal control over financial reporting. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Abeona Therapeutics Inc. on Form S-8.

/s/ Whitley Penn LLP

Plano, Texas

May 21, 2020